EXHIBIT 99

Craig K. Hubbard
Chief Financial Officer
985.801.5117
craig.hubbard@scppool.com

FOR IMMEDIATE RELEASE

SCP POOL CORPORATION REPORTS RECORD SECOND QUARTER RESULTS

26% EARNINGS PER SHARE INCREASE

COVINGTON, La. (July 22, 2004) – SCP Pool Corporation (the “Company” or “POOL”) (Nasdaq/NM: POOL) today reported record results for the second quarter of 2004.

Earnings per share for the second quarter of 2004 increased 26% to $1.16 per diluted share on net income of $43.6 million, compared to $0.92 per diluted share on net income of $34.0 million in the second quarter last year.

Net sales for the three months ended June 30, 2004 increased $72.3 million, or 17%, to $504.2 million, compared to $431.9 million in the second quarter of 2003. Base business sales growth of 12% contributed $51.4 million to the increase, while acquired service centers accounted for the remaining increase. The increase in base business sales is primarily due to the growth in the installed base of swimming pools and the Company’s execution of its sales and service programs coupled with growth in complementary product sales.

Gross profit for the three months ended June 30, 2004 increased $24.3 million, or 20%, to $145.2 million from $120.9 million in the same period in 2003. This increase was primarily due to the increase in net sales. Gross profit as a percentage of net sales (gross margin) increased 80 basis points to 28.8% in the second quarter of 2004 from 28.0% in the comparable 2003 period. The base business gross margin improved 110 basis points primarily due to improved selling and purchasing practices.

Operating expenses in the second quarter of 2004 increased $8.9 million, or 14%, to $72.6 million from $63.7 million in the second quarter of 2003. Operating expenses as a percentage of net sales decreased 30 basis points to 14.4% in 2004 from 14.7% in 2003. Base business operating expenses as a percentage of net sales decreased 30 basis points to 14.2% in 2004 from 14.5% in 2003. This decrease was primarily due to a decrease in payroll expense as a percentage of net sales as headcount increased only slightly between periods while net sales increased 17%.

“Our continued improvement in the execution of our sales and service programs, which have progressively added more value to our customers and suppliers, is the principle reason for our success in what would otherwise be an “average” pool year. We believe there is significant potential for continuing to add value and to improve our execution for many years into the future,” commented Manuel Perez de la Mesa, President and CEO.

Net sales for the six months ended June 30, 2004 increased $110.5 million, or 18%, to $738.8 million, compared to $628.3 million in the comparable 2003 period. Base business sales growth of 13% contributed $81.2 million to the increase, while acquired service centers and locations consolidated with acquired service centers accounted for the remaining increase. Gross margin increased 90 basis points to 28.5% in the first six months of 2004 from 27.6% for the same period last year while base business gross margin increased 100 basis points between periods. Operating income for the first six months of 2004 increased 32% to $80.3 million, or 10.9% of net sales, compared to operating income of $60.7 million, or 9.7% of net sales in the same period last year. Earnings per share for the first six months increased 32% to $1.27 per diluted share on net income of $47.7 million, compared to $0.96 per diluted share on net income of $35.4 million in the comparable 2003 period.

POOL Reports Record Second Quarter Results

July 22, 2004

Cash used in operating activities was $41.2 million in the first six months of 2004 compared to cash provided by operations of $8.1 million in the same period in 2003. The use of cash is primarily due to the accelerated payment of inventory purchases as days payable outstanding decreased 15 days while the Company captured a 35% increase in term discounts between periods. The balance of cash used in operations is due to a 13% increase in accounts receivable and an 11% increase in inventory between periods, both of which are consistent with the 18% increase in net sales.

Wilson B. Sexton, Chairman, added, “the Board continues to be excited by POOL’s initiatives to grow the industry and further its value to its customers and suppliers, the execution of which has continued to generate strong financial results.”

At June 30, 2004, 192 service centers were included in the base business calculations, and six service centers were excluded because they were acquired within the last 15 months.

SCP Pool Corporation is the world’s largest wholesale distributor of swimming pool supplies and related products. As of July 22, 2004, POOL distributes more than 91,000 national brand and private label products to roughly 48,000 customers through 198 service centers in North America and Europe. For more information about POOL, please visit www.scppool.com.

This news release may include “forward-looking” statements that involve risk and uncertainties. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially due to a variety of factors, including the sensitivity of the swimming pool supply business to weather conditions and other risks detailed in POOL’s 2003 Form 10-K and subsequent Form 10-Q filed with the Securities and Exchange Commission.

POOL Reports Record Second Quarter Results

July 22, 2004

Consolidated Statements of Income

(Unaudited)	Three Months Ended		Six Months Ended
(In thousands, except per share data)	June 30,		June 30,
	2004	2003	2004	2003

Net sales	$ 504,177	$ 431,885	$ 738,825	$ 628,273
Cost of sales	358,962	311,023	528,578	454,888

Gross profit	145,215	120,862	210,247	173,385
Percent	28.8%	28.0%	28.5%	27.6%

Selling and administrative expenses	72,626	63,673	129,986	112,676

Operating income	72,589	57,189	80,261	60,709
Percent	14.4%	13.2%	10.9%	9.7%

Interest expense	1,122	1,514	2,105	2,599

Income before income taxes	71,467	55,675	78,156	58,110
Provision for income taxes	27,872	21,712	30,481	22,663

Net income	$ 43,595	$ 33,963	$ 47,675	$ 35,447

Earnings per share
Basic	$ 1.23	$ 0.96	$ 1.35	$ 1.00
Diluted	$ 1.16	$ 0.92	$ 1.27	$ 0.96

Weighted average shares outstanding
Basic	35,375	35,309	35,443	35,326
Diluted	37,585	36,994	37,593	36,929

Cash dividends declared per common share	$ 0.10	$ --	$ 0.10	$ --

POOL Reports Record Second Quarter Results

July 22, 2004

Condensed Consolidated Balance Sheets

(Unaudited)
(In thousands)	June 30,	June 30,
	2004	2003

Assets
Current assets
Cash and cash equivalents	$21,124	$32,185
Receivables, net	51,006	36,750
Receivables pledged under securitization agreement	146,677	138,224
Product inventories, net	219,711	197,558
Prepaid expenses	9,494	5,797
Deferred income taxes	1,818	1,359

Total current assets	449,830	411,873

Property and equipment, net	25,499	23,870
Goodwill	112,488	108,536
Intangible assets, net	12,589	7,181
Other assets, net	1,626	2,456

Total assets	$602,032	$553,916

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	144,029	156,695
Accrued and other current liabilities	50,276	48,606
Short-term financing	100,000	90,000
Current portion of long-term debt	53,980	885

Total current liabilities	348,285	296,186

Deferred income taxes	20,890	12,568
Long-term debt, less current portion	3,344	65,529
Other long-term liabilities	4,442	3,542

Total stockholders’ equity	225,071	176,091

Total liabilities and stockholders’ equity	$602,032	$553,916

1.

The allowance for doubtful accounts (AFDA) was $3.7 million in 2004 and $3.6 million in 2003. The AFDA represented 98% and 96% of the accounts receivable greater than 60 days past due in June 2004 and June 2003, respectively.

2.

The inventory reserve was $3.6 million in June 2004 and $4.0 million in June 2003. The fastest moving inventory classes (classes 1-3) increased to 71.2% of total inventory in June 2004 compared to 66.9% of total inventory in June 2003.

POOL Reports Record Second Quarter Results

July 22, 2004

Condensed Consolidated Statements of Cash Flows

(Unaudited)	Six Months Ended
(In thousands)	June 30,
	2004	2003

Operating activities
Net income	$47,675	$35,447
Adjustments to reconcile net income to net cash
provided by (used in) operating activities	4,823	5,330
Changes in operating assets and liabilities,
net of effects of acquisitions
Receivables	(113,673)	(101,749)
Product inventories	(26,305)	(11,616)
Accounts payable	25,717	60,352
Other	20,596	20,377

Net cash provided by (used in) operating activities	(41,167)	8,141

Investing activities
Acquisition of businesses, net of cash acquired	(348)	(3,355)
Purchase of property and equipment, net of sale proceeds	(3,919)	(4,955)

Net cash used in investing activities	(4,267)	(8,310)

Financing activities
Proceeds from revolving line of credit	169,640	98,900
Payments on revolving line of credit	(155,910)	(160,435)
Proceeds from asset-backed financing	66,522	90,000
Payments on asset-backed financing	(8,940)	—
Proceeds from other long-term debt	—	1,889
Payments on other long-term debt	(310)	—
Payments on other short-term debt	—	(2,100)
Issuance of common stock under stock option plans	3,713	1,347
Payment of cash dividends	(3,528)	—
Purchase of treasury stock	(18,225)	(3,336)

Net cash provided by financing activities	52,962	26,265
Effect of exchange rate changes on cash	784	957

Change in cash and cash equivalents	8,312	27,053
Cash and cash equivalents at beginning of period	12,812	5,132

Cash and cash equivalents at end of period	$21,124	$32,185

POOL Reports Record Second Quarter Results

July 22, 2004

Addendum

(In thousands)	Base Business		Acquired Service Centers		Total
(Unaudited)	Three Months		Three Months		Three Months
	Ended		Ended		Ended
	June 30,		June 30,		June 30,
	2004	2003	2004	2003	2004	2003

Net sales	$479,441	$428,085	$24,736	$3,800	$504,177	$431,885

Gross profit	138,826	119,490	6,389	1,372	145,215	120,862
Gross margin	29.0%	27.9%	25.8%	36.1%	28.8%	28.0%

Selling and operating expenses	67,971	62,254	4,655	1,419	72,626	63,673
Expenses as a % of net sales	14.2%	14.5%	18.8%	37.3%	14.4%	14.7%

Operating income (loss)	70,855	57,236	1,734	(47)	72,589	57,189
Operating margin	14.8%	13.4%	7.0%	(1.2)%	14.4%	13.2%

(In thousands)	Base Business		Acquired and Consolidated		Total
(Unaudited)	Six Months		Six Months		Six Months
	Ended		Ended		Ended
	June 30,		June 30,		June 30,
	2004	2003	2004	2003	2004	2003

Net sales	$700,989	$619,771	$37,836	$8,502	$738,825	$628,273

Gross profit	200,528	170,789	9,719	2,596	210,247	173,385
Gross margin	28.6%	27.6%	25.7%	30.5%	28.5%	27.6%

Selling and operating expenses	119,823	108,436	10,163	4,240	129,986	112,676
Expenses as a % of net sales	17.1%	17.5%	26.9%	49.9%	17.6%	17.9%

Operating income (loss)	80,705	62,353	(444)	(1,644)	80,261	60,709
Operating margin	11.5%	10.1%	(1.2)%	(19.3)%	10.9%	9.7%

We calculate base business growth by excluding the following service centers from the calculation for 15 months:

  Service centers acquired;
  Service centers consolidated with acquired service centers; and
  New service centers opened in new markets.

POOL Reports Record Second Quarter Results

July 22, 2004

Additionally, we allocate overhead expenses to the base business by considering base business net sales as a percentage of total net sales.

The effect of service center acquisitions and consolidations in the tables above includes the operations of the following:

  Service centers consolidated with Fort Wayne locations – January and February 2003 and January and February 2004
  Les Industries R.P., Inc – January through June 2004 and May through June 2003
  SCP Mexico S.A. de C.V. – January through June 2004
  Sud Ouest Filtration – January through June 2004
  Distribution division of Litehouse Products — January through June 2004
  SCP Pool Distributors Spain, S.L. – January through June 2004